Exhibit 10.6

AMENDMENT NO. 5 TO RETIREMENT BENEFIT AGREEMENT

THIS AMENDMENT NO. 5 TO RETIREMENT BENEFIT AGREEMENT (this “Amendment”) by and between Mylan Inc., a Pennsylvania corporation (the “Company”), and Robert J. Coury (“Executive”) is made effective as of January 1, 2012 (the “Effective Date”).

WHEREAS, the Company and Executive are parties to that certain Retirement Benefit Agreement dated as of December 31, 2004, as amended to date (the “Agreement”);

WHEREAS, the Company and Executive desire to further amend the Agreement in accordance with Article XIII thereof, upon the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Section 1(h) of the Agreement is hereby amended by striking “Retirement Benefit (or Partial Retirement Benefit)” each time it appears and substituting in each such case “Retirement Benefit and/or Supplemental Retirement Benefit” therefor.

2. Section 2.1 of the Agreement is hereby deleted and replaced in its entirety to read as follows:

“Upon the earlier of (i) Retirement from the Company after completion of at least ten or more continuous years of service (the “Full Vesting Date”) or (ii) any termination of the Executive’s employment with the Company after December 31, 2011, Executive shall, subject to the provisions hereof, receive an amount (the “Retirement Benefit”) in cash equal to the NPV of an annual retirement benefit equal to fifty percent (50%) of the sum of (i) his annual base salary as of December 31, 2011 (the “RB Salary”) and (ii) the average of the three highest annual cash bonuses paid to Executive with respect to the five years preceding January 1, 2012 (such average, the “RB Bonus”), for a period of fifteen (15) years, paid in accordance with Section 2.6 of this Agreement. The parties agree that Executive completed ten or more continuous years of service prior to January 1, 2012.

Further, subject to the provisions hereof, the Executive shall be eligible to receive an additional amount (the “Supplemental Retirement Benefit”) equal to the NPV of an annual retirement benefit equal to twenty percent (20%) of the sum of the RB Salary and the RB Bonus, for a period of fifteen (15) years. Fifty percent (50%) of the Supplemental Retirement Benefit shall vest on each of January 1, 2013 and January 1, 2014, subject to Executive’s continued employment with the Company through the applicable vesting date, and, except as set forth below in the event of a Change in Control, shall be paid in accordance with Section 2.6 of this Agreement; provided, however, that if prior to January 1, 2014, (A) there occurs a Change in Control and Executive remains employed by the Company immediately prior to the date of such Change in Control, or (B) Executive’s employment terminates for any reason other than Cause or resignation without Good Reason (each as defined in Executive’s Second Amended and Restated Employment Agreement with the Company, dated October 24, 2011, as amended from time to time (the “Employment Agreement”)), the Supplemental Retirement Benefit shall vest in full. If the Supplemental Retirement Benefit becomes vested as a result of a Change in Control, the NPV of the Supplemental Retirement Benefit shall, subject to Article X, be paid to Executive in a cash lump sum as soon as practicable (but in no event more than ten (10) days) following Retirement or other termination of employment. If the Supplemental Retirement Benefit becomes vested as a result of termination of employment other than for Cause or resignation for Good Reason, the NPV of the Supplemental Retirement Benefit shall, subject to Article X, be paid to Executive in a cash lump sum with ten (10) days of such date of termination.”

2. Section 6.1 of the Agreement is hereby deleted and replaced in its entirety to read as follows:

Executive agrees that he will not for a one-year period commencing on the date of his Retirement, without the prior written consent of the Company, engage in competitive activity which violates the provisions of Section 5(a) of the Employment Agreement.

3. Section 6.2 of the Agreement is hereby deleted and Sections 6.3 and 6.4 are re-numbered accordingly.

4. Article VII of the Agreement is hereby deleted.

5. Article VIII of the Agreement is hereby deleted and replaced in its entirety to read as follows:

“8.1 Executive shall not be eligible for payment of the Retirement Benefit if, and only if, (i) prior to July 1, 2012, the Company notifies Executive in writing that Executive committed an act of Cause (as defined in Section 8(b) of the Employment Agreement) prior to January 1, 2012 and (ii) Executive fails to dispute such claim within 30 days following receipt of the Company’s notice or, if Executive does dispute the claim, the Company prevails on such claim. In the event Executive had previously received the Retirement Benefit and, pursuant to the preceding sentence, Executive is not eligible for payment of the Retirement Benefit, then Executive shall be required to return the after-tax portion of the Retirement Benefit.

8.2 Executive shall not be eligible for payment of the Supplemental Retirement Benefit if, and only if, (i) prior to the date that is six months following Executive’s termination of employment, the Company notifies Executive in writing that Executive committed an act of Cause (as defined in Section 8(b) of the Employment Agreement, but without regard to the penultimate sentence thereof) prior to Executive’s termination of employment and (ii) Executive fails to dispute such claim within 30 days following receipt of the Company’s notice or, if Executive does dispute the claim, the Company prevails on such claim. In the event Executive had previously received the Supplemental Retirement Benefit and, pursuant to the preceding sentence, Executive is not eligible for payment of the Supplemental Retirement Benefit, then Executive shall be required to return the after-tax portion of the Supplemental Retirement Benefit.

8.3 For purposes of Sections 8.1 and 8.2 hereof, the after-tax portion shall be the amount of the Retirement Benefit and/or Supplemental Retirement Benefit multiplied by 100% minus the Executive’s combined marginal federal, state and local tax rate for the year of payment”

8.4 The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In the event of any dispute between Executive and the Company regarding the Executive’s right to payment under this Agreement, except as set forth below, the Company agrees that, notwithstanding any such dispute, the Company will not for any reason withhold payment of any amounts that Executive would have been entitled to receive under this Agreement had his employment ended by reason of resignation. The forgoing sentence shall not apply to payment of the Retirement Benefit or Supplemental Retirement Benefit if and only if the Company alleges the existence of Cause in accordance with the provisions of Sections 8.1 or 8.2 of this Agreement, as the case may be.

6. The first two sentences of Article XVI of the Agreement are hereby deleted and the following substituted therefor:

This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the State of New York. The parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in New York County, New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement and by those documents, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant any such court exclusive jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Article XXII or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. The Executive and the Company (on its behalf and on behalf of its affiliates) each hereby waives any right to a trial by jury with respect to any dispute described in this Article XVI.

7. All references in the Agreement to the “Partial Retirement Benefit” are hereby deleted.

8. The following is hereby added as Article XXII of the Agreement:

Notices. All notices hereunder to the parties hereto shall be in writing sent by certified mail, return receipt requested, postage prepaid, and by fax (receipt confirmed), addressed to the respective parties at the following addresses:

COMPANY:

Mylan Inc.

1500 Corporate Drive

Canonsburg, PA 15317

Attention: Executive Vice President and Global General Counsel

Fax: 724-514-1871

EXECUTIVE:

The Executive’s most recent home address or fax number on file with the Company.

Either party may, by written notice complying with the requirements of this section, specify another or different person or address for the purpose of notification hereunder. All notices shall be deemed to have been given and received on the day a fax is sent or, if mailed only, on the third business day following such mailing.

9. If for any reason the Executive is not employed by the Company on the Effective Date, this Amendment shall be null and void and of no force and effect and the rights and obligations of the parties in connection with Executive’s Retirement Benefit after ceasing to be so employed shall be governed by the terms of the Agreement, as in effect without regard to this Amendment.

10. (a) The parties acknowledge and agree that this Amendment is an integral part of the Agreement. Notwithstanding any provision of the Agreement to the contrary, in the event of any conflict between this Amendment and the Agreement or any part of either of them, the terms of this Amendment shall control.

(b) Except as expressly set forth herein, the terms and conditions of the Agreement are and shall remain in full force and effect.

(c) The Agreement, as amended hereby, sets forth the entire understanding of the parties with respect to the subject matter thereof and hereof.

(d) This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the State of New York.

(e) This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the day and year first above written.

MYLAN INC.

/s/ Rodney L. Piatt
Name: Rodney L. Piatt
Title: Chairman, Compensation Committee

EXECUTIVE:

/s/ Robert J. Coury
Robert J. Coury